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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-24789, 333-70831, 333-81089 and 333-86735) pertaining to the
1994 Incentive and Non-Statutory Stock Option Plan, the 1995 Stock Plan, the Employee Stock Purchase Plan, options granted outside of any plan and the Decisive Technology Corporation 1996 Stock Option Plan of MessageMedia, Inc. and in the Registration Statements (Forms S-3 No. 333-42855, 333-70959, 333-42855, 333-70959, 333-81081, 333-86731, and 333-89967) of MessageMedia, Inc. and the
related Prospectus of our report dated February 4, 2000 with respect to the consolidated financial statements and schedules of MessageMedia, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.


                                       ERNST & YOUNG LLP


Denver, Colorado
March 29, 2000